Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2019, relating to the financial statements and financial statement schedules of Saul Centers, Inc. and the effectiveness of internal control over financial reporting of Saul Centers, Inc., included in the Annual Report on Form 10-K of Saul Centers, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
McLean, Virginia
May 9, 2019